EXHIBIT 23.2



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                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Unigene Laboratories, Inc.:


We consent to incorporation by reference in this Registration Statement on Form S-8 of Unigene Laboratories, Inc. of our report dated March 17, 1995, relating to the balance sheets of Unigene Laboratories, Inc. and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994 which reports appear in the December 31, 1994 annual report on Form 10-K of Unigene Laboratories, Inc.

Our report dated March 17, 1995 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                     KPMG PEAT MARWICK LLP









New York, New York
March 22, 1996